Contacts:	Veronica Garza Investor Relations (512) 683-6873

National Instruments Provides Q2 Business Update

AUSTIN, Texas – June 9, 2009 – National Instruments (Nasdaq: NATI) today announced quarter-to-date bookings data and revenue and earnings guidance for Q2 2009. The company reported that the average daily order rates were down 31 percent year-over-year in April and down 24 percent year-over-year in May, representing an average daily order rate decline for the quarter of 27 percent year-over-year, through  June 7.

The latest reading of the global Purchasing Managers Index (PMI) of 45.3 in May indicates that while the rate of decline in the global industrial economy has moderated significantly from the end of 2008, global industrial production was still contracting through the end of May. The quarter-to-date average for the global PMI is close to the lowest levels seen during the 2001 recession. In addition, when industrial production does begin to expand the industrial economy will be dealing with record amounts of excess capacity, which will take a period of time to absorb.

Geographically, the company saw the effects of the slowdown worldwide, with all regions experiencing double digit year-over-year declines in the daily order rate this quarter through June 7. In U.S. dollar terms, the daily order rates were down 24 percent year-over-year in the Americas, down 26 percent in Asia and down 33 percent in Europe.

“I believe our ability to sustain investments in strategic projects and new growth areas will enable us to emerge in a stronger competitive position in the eventual recovery,” said James Truchard, NI president and CEO. “Our investments in R&D over the past several years combined with recent initiatives to grow our field sales channel continue to establish our presence in areas such as RF, which is again showing strong year-over-year growth in Q2.”

Outlook

NI currently expects revenue for Q2 2009 to be in the range of $145 million and $155 million, which represents a year-over-year decline of between 26 percent and 31 percent. Given the continued weakness of the global PMI, the company’s guidance assumes that similar to December and March, the company will not see the traditional end of quarter surge in larger orders in June. Additionally, for Q2 2009, the company expects GAAP fully diluted EPS will be in the range of a loss of $0.04 to a profit of $0.04 for Q2, with non-GAAP fully diluted EPS expected to be in the range of $0.00 to $0.08. A reconciliation of the company’s Q2 2009 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this news release.

National Instruments Provides Q2 Business Update
June 9, 2009

“Our primary financial goals in this time period are to maintain the financial strength of the company, by having strong cash reserves and maintaining non-GAAP profitability,” said Alex Davern, NI CFO. “We will focus on maintaining stable gross margins, continuing to develop a highly differentiated product offering, and optimizing our operating expense cost structure, while maintaining strong employee productivity.”

Interested parties can listen to a conference call today, June 9, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information is available by calling (888) 203-1112, confirmation code #5345080, from June 9 at 7:00 p.m. CDT through June 14 at midnight CDT.

Forward-Looking Statements

This release contains “forward-looking statements,” including statements related to excess capacity taking a period of time to absorb, actions enabling us to emerge in a stronger competitive position, investments continuing to establish our presence in areas such as RF, our Q2 2009 guidance for revenue, GAAP EPS and Non-GAAP EPS, the company’s assumption it will not see the traditional end of quarter surge in large orders in June, maintaining the financial strength of the company, maintaining stable gross margins, and a differentiated product offering and optimizing cost structure while maintaining employee productivity. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes or fluctuations in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents it files with the SEC for other risks associated with the company’s future performance.

National Instruments Provides Q2 Business Update
June 9, 2009

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 10 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Corporation
Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Estimated GAAP Fully Diluted EPS to Non-GAAP Fully Diluted EPS

	Three months ended
	June 30, 2009

	Low	High
GAAP Fully Diluted EPS, estimated	$(0.04)	$0.04
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	0.03	0.03
Impact of amortization of acquisition intangibles, net of tax effect	0.01	0.01

Non-GAAP diluted EPS, estimated	$0.00	$0.08

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